Exhibit 5.1

April 27, 2010

Penn Virginia Resource Partners, L.P.

Four Radnor Corporate Center, Suite 200

100 Matsonford Road

Radnor, Pennsylvania 19087

Ladies and Gentlemen:

We have acted as counsel for Penn Virginia Resource Partners, L.P., a Delaware limited partnership (the “Partnership”), Penn Virginia Resource Finance Corporation, a Delaware corporation (“Finance Co” and, together with the Partnership, the “Issuers”) and certain of subsidiaries of the Partnership in connection with certain legal matters in connection with the registration of the Issuers of the offer and sale of $300,000,000 aggregate principal amount of 8 1/4 Senior Notes due 2018 (the “Notes”). The Notes are fully and unconditionally guaranteed (the “Guarantees”) by PVR Finco LLC, a Delaware limited liability company (“PVR Finco”), Penn Virginia Operating Co., LLC, a Delaware limited liability company (“PVOC”), PVR Midstream LLC, a Delaware limited liability company (“PVR Midstream”), PVR Gas Resources, LLC, a Delaware limited liability company (“PVR Gas Resources”), Dulcet Acquisition LLC, a Delaware limited liability company (“Dulcet”), Fieldcrest Resources LLC, a Delaware limited liability company (“Fieldcrest”), K Rail LLC, a Delaware limited liability company (“K Rail”), Loadout LLC, a Delaware limited liability company, (“Loadout”), Suncrest Resources LLC, a Delaware limited liability company (“Suncrest”), Toney Fork LLC, a Delaware limited liability company (“Toney Fork”), Connect Energy Services, LLC, a Delaware limited liability company (“Connect Energy”), Connect Gas Gathering, LLC, a Delaware limited liability company (“Connect Gas Gathering”), Connect Gas Pipeline LLC, a Delaware limited liability company (“Connect Gas Pipeline”), Connect NGL Pipeline, LLC, a Delaware limited liability company (“Connect NGL”), PVR Cherokee Gas Processing LLC, an Oklahoma limited liability company (“PVR Cherokee”), PVR East Texas Gas Processing, LLC, a Delaware limited liability company (“PVR East Texas”), PVR Gas Pipeline, LLC, a Delaware limited liability company (“PVR Gas Pipeline”), PVR Gas Processing LLC, an Oklahoma limited liability company (“PVR Gas Processing”), PVR Hamlin, LLC, a Delaware limited liability company (“PVR Hamlin”), PVR Hydrocarbons LLC, an Oklahoma limited liability company (“PVR Hydrocarbons”), PVR Laverne Gas Processing LLC, an Oklahoma limited liability company (“PVR Laverne”), PVR Marcellus Gas Gathering, LLC, a Delaware limited liability company (“PVR Marcellus”), PVR Natural Gas Gathering LLC, an Oklahoma limited liability company (“PVR Natural Gas”), PVR North Texas Gas Gathering, LLC, a Delaware limited liability

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company (“PVR North Texas”) and PVR Oklahoma Natural Gas Gathering, LLC, an Oklahoma limited liability company (“PVR Oklahoma” and, together with, PVR Finco, PVOC, PVR Midstream, PVR Gas Resources, Dulcet, Fieldcrest, K Rail, Loadout, Suncrest, Toney Fork, Connect Energy, Connect Gas Gathering, Connect Gas Pipeline, Connect NGL, PVR Cherokee, PVR East Texas, PVR Gas Pipeline, PVR Gas Processing, PVR Hamlin, PVR Hydrocarbons, PVR Laverne, PVR Marcellus, PVR Natural Gas, PVR North Texas and PVR Oklahoma, the “Guarantors”). The Notes and the Guarantees are collectively referred to herein as the “Securities”.

The Securities are being offered and sold pursuant to a prospectus supplement, dated April 22, 2010 (the “Prospectus Supplement”) to a base prospectus dated April 16, 2010 (such prospectus, as amended and supplemented by the Prospectus Supplement, the “Prospectus”), included in a Registration Statement on Form S-3 (Registration No. 333-166103), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), which became effective on April 16, 2010 (the “Registration Statement”). The Prospectus was filed with the Commission pursuant to Rule 424 (b) on April 23, 2010.

The Securities are to be issued pursuant to an Indenture (the “Base Indenture”), dated as of April 27, 2010, among the Issuers, the Guarantors and Wells Fargo Bank, N.A., as trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), dated as of April 27, 2010 among the Issuers, the Guarantors and the Trustee.

In rendering the opinions set forth below, we have examined and relied upon (i) the Registration Statement, including the Prospectus, (ii) the Base Indenture, (iii) the Supplemental Indenture, (iv) the Third Amended and Restated Agreement of Limited Partnership, as amended, of the Partnership, (v) the Certificate of Limited Partnership filed with the Secretary of State of Delaware pursuant to the Delaware Revised Uniform Limited Partnership Act in connection with the formation of the Partnership, (vi) the Fourth Amended and Restated Limited Liability Company Agreement of the general partner of the Partnership, (vii) other formation documents and agreements, as applicable, of Finance Co and the Guarantors, (viii) the Underwriting Agreement, dated April 22, 2010, relating to the offer and sale of the Securities (the “Underwriting Agreement”) (ix) resolutions adopted by the board of directors of Finance Co., (x) resolutions adopted by the board of directors and the pricing committee of the board of directors of Penn Virginia Resource GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), and (xi) such other documents as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have reviewed certain certificates of officers of Finance Co. and of the General Partner and of public officials, and we have relied on such certificates with respect to certain factual matters that we have not independently established.

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In connection with this opinion, we have assumed that:

(i)	all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus Supplement;

(ii)	each of the Base Indenture, the Supplemental Indenture, the Notes and the Guarantees will be duly executed and delivered by the parties thereto in substantially the form reviewed by us or with changes that do not affect the opinions given hereunder; and

(iii)	the Underwriting Agreement has been duly authorized and validly executed and delivered by the underwriters and the Guarantors.

Based upon and subject to the foregoing, we are of the opinion that when (i) the Base Indenture and the Supplemental Indenture have been duly executed and delivered by the parties thereto and (ii) the Notes and the Guarantees have been duly executed and issued by the Issuers and the Guarantors and the Notes have been duly authenticated by the Trustee and paid for by the underwriters as contemplated by the Underwriting Agreement, the Notes and Guarantees will constitute binding obligations of the Partnership, Finance Co and the Guarantors, as applicable, enforceable against the Partnership, Finance Co and the Guarantors, as applicable, in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, fraudulent transfer or similar laws affecting or protecting the enforcement of creditors’ rights generally or by equitable principles (whether considered in a proceeding at law or in equity) and an implied covenant of good faith and fair dealing.

The opinions expressed herein are qualified in the following respects:

(1)	We have assumed that (i) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine and (ii) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete.

(2)	We express no opinions concerning (i) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to the rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law or (ii) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

(3)	This opinion is limited in all respects to the federal laws of the United States of America, the Delaware Revised Uniform Limited Partnership Act, the

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Delaware General Corporation Law, the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware, and the laws of the State of New York.

We hereby consent to the references to this firm under the caption “Legal Matters” in the Prospectus and to filing of this opinion as an exhibit to the Current Report on Form 8-K filed by the Partnership on the date hereof. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.